SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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Loews Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 9, 2017

The Annual Meeting of Shareholders of Loews Corporation will be held at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 9, 2017, at 11:00 A.M., New York City time, for the following purposes:

•	To elect fourteen directors named in the accompanying proxy statement;

•	To approve, on an advisory basis, the company’s executive compensation;

•	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

•	To ratify the appointment of the company’s independent auditors for 2017; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 16, 2017 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Marc A. Alpert
Senior Vice President, General Counsel
and Secretary

Dated:	March 29, 2017

PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED THEREWITH.

LOEWS
CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to be voted at our Annual Meeting of Shareholders (our “Annual Meeting”), which will be held at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 9, 2017, at 11:00 A.M., New York City time.

Our mailing address is 667 Madison Avenue, New York, New York 10065-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “Company.”

Voting

As of March 16, 2017, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 336,684,263 shares of our Common Stock outstanding. Each such outstanding share of our Common Stock is entitled to one vote on all matters that may come before the Annual Meeting. All proxies properly voted in accordance with the instructions set forth below prior to the Annual Meeting and not revoked will be voted at the Annual Meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person at the Annual Meeting.

A quorum will be present at the Annual Meeting if holders of a majority of the issued and outstanding shares of our Common Stock on the record date are represented at the Annual Meeting in person or by proxy. If a quorum is not present at the Annual Meeting, we expect to postpone or adjourn the Annual Meeting to solicit additional proxies. Abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.

Shares with respect to which a broker indicates that it does not have authority to vote on a matter will be considered “broker non-votes.” Broker non-votes occur on a matter when a bank, broker or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors (Proposal No. 4), but may not vote your shares on the election of directors (Proposal No. 1) or any of the other proposals.

Majority Vote Standard for Election of Directors. Our by-laws provide that a nominee for director in an uncontested election, such as the election to be held at our Annual Meeting, will be elected to the Board by the vote of the majority of the votes cast with respect to such nominee. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for directors. In the event that an incumbent nominee does not receive a majority of the votes cast, our by-laws require that director to tender his or her resignation, and our Board to then establish a committee to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Vote Standard for Recommending the Frequency of Future Advisory Votes on Executive Compensation.  The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote on the matter is required to approve the non-binding vote by shareholders (Proposal No. 3) on the frequency of future advisory votes on the compensation of the executive officers required to be named in our proxy statement. Shares that are voted to abstain with respect to this matter and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for the proposal.  If none of the three frequency choices receives a majority of votes cast, our Board will consider the frequency that receives the plurality of votes cast as the recommendation of the shareholders.

Votes Required to Adopt Other Proposals.  The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares that are voted to abstain with respect to any one or more of these matters and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for such proposals.

Voting by Proxy.  We expect to begin mailing to our shareholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (a “Notice”) containing instructions describing how to access our proxy materials, including this Proxy Statement and our Annual Report, and vote shares by the Internet or by telephone, on or about March 29, 2017. If you receive a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below:

•	by the Internet: to submit your proxy by the Internet, go to www.proxyvote.com. You will need the control number included on your proxy card, voter instruction form or Notice;

•
by telephone:  to submit your proxy by telephone, shareholders of record should dial 1-800-690-6903 and follow the instructions. If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you should dial the phone number listed on your voter instruction form. You will need the control number included on your proxy card, voter instruction form or Notice; or

•
by mail:  if you are a shareholder of record and received your Proxy Statement and Annual Report by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed self-addressed envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full set of the Annual Meeting materials at no charge through one of the following methods: (i) by the Internet at: www.proxyvote.com; (ii) by telephone at: 1-800-579-1639; or (iii) by e-mail at sendmaterial@proxyvote.com. Once you receive the Proxy Statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Voting in Person.  All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If your shares are held in street name, you must obtain a valid legal proxy, executed in your favor, from your broker or other holder of record to be able to vote at the Annual Meeting.

Confidentiality.  Our Board has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the Annual Meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of Broadridge Financial Solutions, Inc. or another third party and not our employees.

Principal Shareholders

The following table shows certain information as to all persons who, to our knowledge, as of March 1, 2017 (unless otherwise indicated), were the beneficial owners of 5% or more of our Common Stock. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Name and Address	Amount Beneficially Owned	Percent of Class

T. Rowe Price Associates, Inc. (1)
100 E. Pratt Street
Baltimore, MD 21202	23,706,812	7.0%

Joan H. Tisch (2)(3)
c/o Barry L. Bloom
655 Madison Avenue, 11th Floor
New York, NY 10065	20,185,860	6.0

JPMorgan Chase & Co. (4)
270 Park Avenue
New York, NY 10017	19,044,509	5.6

The Vanguard Group (5)
100 Vanguard Blvd.
Malvern, PA 19355	17,610,977	5.2

BlackRock, Inc. (6)
55 East 52nd Street
New York, NY 10055	16,867,657	5.0

(1)  This information is based on a Schedule 13G report filed by T. Rowe Price Associates, Inc. on February 7, 2017. According to the report, T. Rowe Price Associates, Inc. has sole voting power with respect to 8,102,150 shares and sole dispositive power with respect to 23,658,962 shares.

(2)  This information is based on a Schedule 13G report filed by Joan H. Tisch on January 19, 2017. According to the report, the amount beneficially owned includes 5,161,459 shares owned beneficially by Joan H. Tisch directly and 15,024,101 shares held by her as trustee of various trusts.

(3)  James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are nephews of Joan H. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company, is the son of Joan H. Tisch. James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch are members of the Company’s Office of the President.

(4)  This information is based on a Schedule 13G report filed by JPMorgan Chase & Co. on January 19, 2017. According to the report, JPMorgan Chase & Co. has sole voting power with respect to 18,483,051 shares and sole dispositive power with respect to 19,040,081 shares. The report was filed by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company of Delaware, J.P. Morgan Securities LLC and JPMorgan Asset Management (UK) Limited.

(5)  This information is based on a Schedule 13G report filed by The Vanguard Group, as an investment advisor, on February 10, 2017. According to the report, The Vanguard Group has sole voting power with respect to 434,206 shares and sole dispositive power with respect to 17,132,372 shares.  The report was filed by The Vanguard Group on behalf of itself and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(6)  This information is based on a Schedule 13G report filed by BlackRock, Inc. on January 30, 2017. According to the report, BlackRock, Inc. has sole voting power with respect to 14,396,921 shares and sole dispositive power with respect to 16,867,657 shares. The report was filed by BlackRock, Inc. on behalf of itself and its wholly owned subsidiaries, BlackRock (Luxembourg)

S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co Ltd. and BlackRock Life Limited.

Director and Officer Holdings

The following table shows certain information, as of March 1, 2017, regarding the shares of our Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them. The number of shares included with respect to stock appreciation right (“SAR”) awards granted under the Loews Corporation Stock Option Plan (our “Stock Option Plan”) is the number of shares of our Common Stock each person would have received had such person exercised his or her SARs, based on the fair market value per share of $47.05 for our Common Stock, calculated in accordance with the terms of our Stock Option Plan, on March 1, 2017.

Name	Amount Beneficially Owned (1)		Percent of Class

Lawrence S. Bacow	4,732	(2)	*
Ann E. Berman	9,929	(3)	*
Joseph L. Bower	15,566	(4)	*
Charles D. Davidson	11,672	(5)	*
Charles M. Diker	12,629	(4)	*
David B. Edelson	55,034	(6)	*
Jacob A. Frenkel	6,666	(2)	*
Paul J. Fribourg	9,629	(2)	*
Walter L. Harris	15,629	(7)	*
Philip A. Laskawy	15,629	(8)	*
Ken Miller	26,415	(9)	*
Kenneth I. Siegel	12,370	(2)	*
Andrew H. Tisch	14,804,829	(10)	4.4%
James S. Tisch	15,889,925	(11)	4.7
Jonathan M. Tisch	8,787,244	(12)	2.6
Anthony Welters	5,462	(13)	*
All executive officers and directors	39,716,156	(14)	11.8
as a group (18 persons including
those listed above)

*	Represents less than 1% of the outstanding shares.

(1)  Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2)  Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017.

(3)  Includes 9,629 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017, and 300 shares held by a charitable foundation as to which Ms. Berman has shared voting and investment power.

(4)  Includes 9,629 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017.

(5)  Includes 1,672 shares issuable upon exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017.

(6)  Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. In addition, Mr. Edelson owns beneficially 6,000 common units of Boardwalk Pipeline Partners, LP, a 51% owned subsidiary of the Company (“Boardwalk Pipeline”), and 2,000 shares of CNA Financial Corporation, a 90% owned subsidiary of the Company (“CNA”).

(7)  Includes 9,629 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. In addition, Mr. Harris owns beneficially 1,830 shares of CNA and 2,000 common units of Boardwalk Pipeline.

(8)  Represents 9,629 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017 and 6,000 shares owned beneficially by Mr. Laskawy’s wife.

(9)  Includes 9,415 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. In addition, Mr. Miller owns beneficially 42,200 shares of CNA.

(10)  Includes 73,377 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. Also includes 11,742,780 shares held by trusts of which Andrew H. Tisch is the managing trustee (inclusive of 2,393,797 shares held in trust for his benefit), and 510,000 shares held by a charitable foundation as to which Andrew H. Tisch has shared voting and investment power. In addition, Andrew H. Tisch is the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(11)  Includes 73,377 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. Also includes 10,407,359 shares held by trusts of which James S. Tisch is the managing trustee (inclusive of 145,000 shares held in trust for his benefit), and 500,000 shares held by a charitable foundation as to which James S. Tisch has shared voting and investment power. In addition, James S. Tisch owns beneficially 5,000 shares of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of the Company (“Diamond Offshore”). He is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(12)  Includes 73,377 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017. Also includes 7,330,598 shares held by trusts of which Jonathan M. Tisch is the managing trustee (inclusive of 4,318,244 shares held in trust for his benefit) and 135,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(13)  Includes 2,462 shares issuable upon exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017.

(14)  Includes 403,052 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable or will become exercisable within 60 days of March 1, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2016 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board has fixed the number of directors constituting the full Board at fourteen. Accordingly, at the Annual Meeting, shareholders will vote to elect a Board of fourteen directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director and each has agreed to be nominated in this Proxy Statement. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our

Board and consistent with the proxy rules, or our Board will adopt a resolution reducing the number of directors constituting our full Board.

Information about each nominee for director and the nominee’s age, principal occupation during the past five years and other background information and individual qualifications and attributes are set forth below. Unless otherwise noted below, no entity related to a nominee is affiliated with the Company.

Lawrence S. Bacow, 65 – Fellow, Harvard College. Dr. Bacow served as President-in-Residence of the Harvard Graduate School of Education from 2011 until 2014 and President of Tufts University from 2001 until 2011. Dr. Bacow is also a director of Henry Schein, Inc. and was a director of Boston Properties, Inc. from 2003 until 2012. He has been a director of the Company since 2011.

Dr. Bacow’s experience as an educator and as President of Tufts University, coupled with his experience as a consultant to a variety of companies and as a director of a public company provides him with a wealth of knowledge and experience which are valuable to our Board in its deliberations.

Ann E. Berman, 64 – Retired advisor to the President of Harvard University. Ms. Berman is also a director of Eaton Vance Corporation and Cantel Medical Corp. She has been a director of the Company since 2006.

Ms. Berman’s experience, including having served as Vice President of Finance and Chief Financial Officer of Harvard University, has provided her with a deep knowledge of the complex financial issues faced by large institutions such as the Company. In addition, her past service on the board of the Harvard Management Company, which oversees the management of Harvard’s endowment, gives her extensive experience in dealing with large and diverse investment portfolios such as those maintained by the Company and its subsidiaries. This knowledge and experience qualifies her to serve as one of the two financial experts on our Board’s Audit Committee.

Joseph L. Bower, 78 – Donald K. David Professor Emeritus at Harvard Business School since July 2014. Prior to July 2014, Professor Bower served as Baker Foundation Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc. and New America High Income Fund, Inc. He was also a director of Sonesta International Hotels Corporation from 1984 until 2012. He has been a director of the Company since 2001.

Professor Bower has served as a Professor of Business Administration for over 45 years. For many years his scholarship has had a particular emphasis on corporate management, organization and leadership. His study and knowledge in this area serve to enhance our Board’s ability to fulfill its oversight responsibility with respect to the Company’s management.

Charles D. Davidson, 67 – Venture Partner at Quantum Energy Partners, a private equity fund that specializes in investments in energy businesses, since 2015. Mr. Davidson served as the Chief Executive Officer of Noble Energy Inc. (“Noble”), an independent producer of oil and natural gas, from 2000 through 2014, and was Chairman of the Board of Noble until his retirement in May 2015.  Mr. Davidson is also a director of Jagged Peak Energy, Inc.  He has been a director of the Company since 2015.

Mr. Davidson has worked in the oil and gas industry for over forty years, including as President and Chief Executive Officer of Noble. His extensive experience with oil and gas operations, as well as management of a large, complex, multinational organization, give him knowledge and insights that are valuable to our Board, particularly in overseeing the business of our energy industry subsidiaries, Diamond Offshore and Boardwalk Pipeline.

Charles M. Diker, 82 – Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp. He has been a director of the Company since 2003.

Mr. Diker has had wide-ranging experience in the investment advisory field, as well as in the management or on the boards of several operating businesses. This combination of experiences as an investment professional and a key executive at operating companies is a valuable attribute which Mr. Diker brings to our Board, particularly in light of the Company’s varied investment and business interests.

Jacob A. Frenkel, 74 – Chairman of JPMorgan Chase International, the international unit of bank JPMorgan Chase & Co., a member of the International Council of JPMorgan Chase & Co., and Chairman of the Board of Trustees of the Group of Thirty, a nonprofit consultative group on international economic and monetary affairs. Dr. Frenkel is also a director of Boston Properties, Inc. He has been a director of the Company since 2009.

Dr. Frenkel brings to our Board broad experience in international economic and monetary affairs. He has held senior executive positions at large financial institutions and governmental bodies, served as Governor of the Bank of Israel and also has served as a Professor of International Economics at the University of Chicago. This wide-ranging experience has provided Dr. Frenkel with valuable knowledge and skills which allow him to make important contributions to the work of our Board.

Paul J. Fribourg, 63 – Chairman of the Board, President and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Restaurant Brands International, Inc., and Apollo Global Management, LLC. He has been a director of the Company since 1997.

Mr. Fribourg has had extensive and practical hands-on experience as the chief executive officer of Continental Grain Company, a major industrial company with broad international operations. This background gives Mr. Fribourg particular insight into many of the business decisions which come before our Board.

Walter L. Harris, 65 – Since November 2014, President and Chief Executive Officer of FOJP Service Corporation, a provider of risk management services to hospitals, long-term care facilities and social service agencies in New York City, and Hospitals Insurance Company, a provider of insurance coverages and services to hospitals, long-term care facilities, physicians, and healthcare professionals in New York State. Prior thereto Mr. Harris was an independent consultant and from December 2010 until June 2013, he was Vice Chairman of Alliant Insurance Services, Inc. and President of its wholly-owned subsidiary, T&H Group, Inc., an insurance brokerage firm. He has been a director of the Company since 2004.

Mr. Harris has extensive experience and knowledge regarding the commercial insurance industry, which is particularly valuable to our Board in light of the Company’s significant interest in the insurance industry as represented by one of our principal subsidiaries, CNA.

Philip A. Laskawy, 75 – Retired Chairman and Chief Executive Officer of Ernst & Young LLP., an international accounting firm. Mr. Laskawy is also a director of Henry Schein, Inc. and Lazard Ltd. He was a director of General Motors Corporation from 2009 until 2013 and Federal National Mortgage Association (Fannie Mae) from 2008 until 2014. He has been a director of the Company since 2003.

Mr. Laskawy brings to our Board extensive knowledge of and skills in financial and accounting matters, having served as Chairman and Chief Executive Officer of one of the largest public accounting firms in the United States. This qualifies him to serve as one of the two financial experts on our Board’s Audit Committee. Mr. Laskawy’s knowledge and skills are especially valuable to our Board in understanding and dealing with financial and accounting issues.

Ken Miller, 74 – President and Chief Executive Officer of Ken Miller Capital, LLC, a merchant banking firm.  Mr. Miller served as Senior Advisor to Teneo Holdings, a consulting firm, from 2012 to 2016. He has been a director of the Company since 2008.

Mr. Miller has served as a financier and financial advisor for most of his business career. His experience in having served as a director of a variety of companies, as well as his skills in evaluating businesses and his experience in providing advice to third parties on financial transactions and capital markets, serve our Board well.

Andrew H. Tisch, 67 – Co-Chairman of the Board, Chairman of the Executive Committee and a member of the Office of the President of the Company. Mr. Tisch is also a director of K12 Inc., CNA, Diamond Offshore, and the general partner of Boardwalk Pipeline. He has been a director of the Company since 1985.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of other executive positions. This experience has provided him with broad knowledge of and insight into the Company, its operations and business, and has enabled him to be instrumental in providing the Company with strategic direction and operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

James S. Tisch, 64 – President and Chief Executive Officer and a member of the Office of the President of the Company. Mr. Tisch is also a director of General Electric Company, CNA and Chairman of the Board of Diamond Offshore. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of other executive positions, giving him extensive knowledge of the Company, its operations and the businesses in which it is engaged, and enabling him to be instrumental in providing the Company with both strategic direction and day-to-day operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Jonathan M. Tisch, 63 – Co-Chairman of the Board and a member of the Office of the President of the Company, and Chairman and, since October 2016, Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999 and, prior to that time, had served the Company in a number of other executive positions. This experience has provided him with broad knowledge of and insight into the Company, its operations and business, and has enabled him to be instrumental in providing the Company with strategic direction and operational oversight. Our Board and its Nominating and Governance Committee believe that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Anthony Welters, 62 – Executive Chairman of Black Ivy Group, LLC, a values-driven investment company that builds and grows commercial enterprises in Sub-Saharan Africa, since 2013. Mr. Welters was Executive Vice President and a member of the Office of the Chief Executive Officer of UnitedHealth Group Incorporated from 2011 until his retirement at the end of 2015. Mr. Welters is also a director of C.R. Bard, Inc. and the Carlyle Group, and was a director of West Pharmaceutical Services, Inc. from 2006 until 2016. He has been a director of the Company since 2013.

Mr. Welters’ experience as a senior executive at a large, complex health insurance company, as well as his service as a director of several public companies and his work with numerous educational and philanthropic organizations, give him a range of knowledge and skills which will greatly benefit our Board.

Family Relationships.

James S. Tisch and Andrew H. Tisch are brothers. Jonathan M. Tisch is the cousin of James S. Tisch and Andrew H. Tisch.

Our Board recommends a vote FOR each of the nominees listed above to be elected as a director of our Company.

Director Independence

Our Board has determined that the following directors, constituting a majority of our directors and nominees, are independent under our independence standards and the listing standards of the New York Stock Exchange: Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles D. Davidson, Charles M. Diker, Jacob A. Frenkel, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy, Ken Miller and Anthony Welters. We refer to these directors in this Proxy Statement as our “Independent Directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below, which are consistent with the listing standards of the New York Stock Exchange, in determining that none of our Independent Directors has any material relationship with us or our subsidiaries.

Our Board has established the following standards to assist it in determining director independence. A director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•
the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•
the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In considering Dr. Frenkel’s independence, the Board noted that he serves as Chairman of JPMorgan Chase International, a unit of JPMorgan Chase & Co., where he concentrates on international strategy and global economic issues. From time to time, for many years, the Company and its subsidiaries have had commercial banking and investment banking relationships with JPMorgan Chase & Co. Dr. Frenkel has not had, and is not expected to have, any role in any current or potential future relationships between the Company or any of its subsidiaries and JPMorgan Chase & Co., or any direct or indirect material interest therein.

In considering Mr. Harris’s independence, the Board noted that he has a majority ownership interest in certain insurance brokerage firms which, from time to time, receive brokerage commissions from insurance company subsidiaries of CNA. Mr. Harris may not participate and has not participated in the Audit Committee’s consideration of such related party transactions. All business placed with CNA by such insurance brokerage firms was pursuant to written agreements on CNA’s standard forms, is typical of the products offered by CNA to its brokers and paid commissions in accordance with a schedule that is standard to CNA brokerage contracts of this type. Mr. Harris does not participate in placements of business with CNA. Mr. Harris has informed the Company that such commissions were less than the greater of $1 million or 2% of the consolidated gross revenues of such firms during each of the last three years. In 2016, such commissions totaled approximately $14,000.

Committees of the Board

Our Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.  Please note that the preceding Internet address and all other Internet addresses referenced in this Proxy Statement are for informational purposes only and are not intended as a hyperlink.  Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference in this Proxy Statement.

The following table sets forth the current members and chairs of each of our Audit, Compensation and Nominating and Governance Committees.

Name	Audit	Compensation	Nominating and Governance

Lawrence S. Bacow	Member
Ann E. Berman	Member
Joseph L. Bower	Member	Chair	Member
Charles M. Diker	Member	Member
Jacob A. Frenkel	Member		Member
Paul J. Fribourg	Member	Member	Chair
Walter L Harris	Chair		Member
Philip A. Laskawy	Member
Ken Miller			Member

Audit Committee.  The primary function of our Audit Committee is to assist our Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors, and our systems of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

Each of the members of our Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. Our Board has determined that each of Ms. Berman and Mr. Laskawy is an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Compensation Committee.  The primary function of our Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executive officers. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. Each of the members of our Compensation Committee is an Independent Director and satisfies the additional independence requirements for Compensation Committee members provided for in the listing standards of the New York Stock Exchange and in Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee.  The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board, recommend to our Board a slate of director nominees for election at our annual meetings of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary. Each of the members of our Nominating and Governance Committee is an Independent Director.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. Paul J. Fribourg, who serves as our Lead Director, presides at these meetings.

Director Attendance at Meetings

During 2016 there were seven meetings of our Board, six meetings of our Audit Committee, three meetings of our Compensation Committee and two meetings of our Nominating and Governance Committee. During 2016, each of our directors attended at least 75% of the total number of meetings of our Board and committees of our Board on which that director served. Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time. All of our directors then serving attended our 2016 annual meeting of shareholders.

Director Compensation

During 2016, each of our non-management directors received a cash retainer of $25,000 per quarter and an annual award of restricted stock units (“RSUs”) having a value of $100,000 at the date of grant under the Loews Corporation 2016 Incentive Compensation Plan (“2016 ICP”).  Dividend equivalent amounts accrue on these RSUs (in the form of additional RSUs) as dividends are paid on the Company’s Common Stock. In addition, members of our Audit Committee received a cash retainer of $6,250 per quarter, and the committee chair received an additional $10,000 per quarter.  Members of our Compensation Committee and Nominating and Governance Committee each also received a cash retainer of $2,500 per quarter, and the committee chairs received an additional $5,000 per quarter.  Our Lead Director received an additional quarterly retainer of $5,000 per quarter.  In addition, for periods prior to February 10, 2016, members of our Audit Committee were paid $2,000, and members of our Compensation Committee and Nominating and Governance Committee were paid $1,000, for each committee meeting attended.  Our non-management directors may elect to defer some or all of their cash compensation pursuant to our Executive Deferred Compensation Plan, described under “Deferred Compensation,” below, and some or all of their equity compensation pursuant to our 2016 ICP.  The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option/SAR Awards (2)	All Other Compensation (3)	Total

Lawrence S. Bacow	$129,000	$100,000	$0	$473	$229,473
Ann E. Berman	129,000	100,000	0	473	229,473
Joseph L. Bower	172,000	100,000	0	473	272,473
Charles D. Davidson	100,000	100,000	0	473	200,473
Charles M. Diker	141,000	100,000	0	473	241,473
Jacob A. Frenkel	140,000	100,000	0	473	240,473
Paul J. Fribourg	192,000	100,000	0	473	292,473
Walter L. Harris	180,000	100,000	0	473	280,473
Philip A. Laskawy	129,000	100,000	0	473	229,473
Ken Miller	111,000	100,000	0	473	211,473
Anthony Welters	100,000	100,000	0	473	200,473

(1)    These amounts represent the grant date fair value of RSUs, calculated in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC Topic 718.  At December 31, 2016, the aggregate number of RSUs outstanding for each non-management director was 2,531.  RSUs were granted to our non-management directors during 2016 in replacement of SARs granted to them under our Stock Option Plan during prior periods.

(2)    At December 31, 2016, the aggregate number of SAR awards outstanding for each non-management director was as follows: Lawrence S. Bacow, 39,000; Ann E. Berman, 66,000; Joseph L. Bower, 66,000; Charles D. Davidson, 9,000; Charles M. Diker, 66,000; Jacob A. Frenkel, 49,500; Paul J. Fribourg, 66,000; Walter L. Harris, 66,000; Philip A. Laskawy, 66,000; Ken Miller, 57,000; and Anthony Welters, 20,250.

(3)    These amounts represents the grant date fair value of dividend equivalent amounts accrued during 2016 with respect to RSUs.

Share Ownership Guidelines for Directors

Our Board has adopted minimum share ownership guidelines for directors who are not employees or officers of the Company. Pursuant to these guidelines, each such director will be required to own shares having a value (determined as of the time the shares are acquired) of at least three times the annual cash retainer payable to directors (which is currently $100,000 per year as discussed above). Directors will have until the Company’s 2019 Annual Meeting of Shareholders to accumulate the requisite shares. Newly elected directors will have until the date of the third annual meeting after they are first elected to accumulate the requisite shares. Shares owned by immediate family members or in certain trusts and unissued shares underlying restricted stock units will be counted toward satisfying the requirement. Our Nominating and Governance Committee, or the committee chair acting by delegated authority, will have the authority to grant exceptions to the guidelines for hardship reasons should any arise.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board, our Nominating and Governance Committee seeks individuals with exceptional talent and ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Although we have no minimum qualifications, a candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived diversity guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes.

Board Leadership Structure

Our Board’s current leadership structure consists of two Co-Chairmen of the Board, Andrew H. Tisch and Jonathan M. Tisch, both of whom are members of the Office of the President, and a Lead Director, presently Paul J. Fribourg, who is also Chairman of our Board’s Nominating and Governance Committee. The Company’s Chief Executive Officer and third member of its Office of the President, James S. Tisch, does not currently serve in a formal leadership capacity on our Board.

Our Board believes that this structure provides input and guidance for the Board from both senior management, as represented by the members of the Office of the President, and the non-management directors, as represented by the Lead Director, which enables the Board to fulfill effectively its oversight role. Our Board also believes that the current exclusion of the Company’s Chief Executive Officer from its leadership structure helps to achieve an appropriate balance between the differing perspectives of management and non-management directors during the course of its proceedings.

The Lead Director plays an important role in our Board’s leadership structure. The non-management directors meet in executive session after each regular meeting of our Board. The Lead Director chairs these meetings of the non-management directors. Our Lead Director also currently serves as Chairman of the Nominating and Governance Committee, the principal Board committee charged with responsibility for the Board’s leadership structure. In this dual role, the Lead Director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns that non-management directors may have directly to the Company’s senior management.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk in the financial health of all business enterprises, including the Company. As part of its oversight responsibility, at our Board’s request the Company’s management provides periodic reports to our Board which, among other things, seek to systematically identify the principal risks facing the Company and its subsidiaries, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. In order to assist the Company’s management in reporting appropriate information and analysis, the Company maintains a risk council that is chaired by our Chief Financial Officer and is comprised of certain members of management from different functional areas.  The risk council reviews the Company’s enterprise risk management framework, including the strategies, policies, procedures and systems established by management of the Company and each of its subsidiaries to identify, assess, measure and manage the material risks facing the Company and its subsidiaries, and periodically reports to our Office of the President, Board and Audit Committee.  These reports enable non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management through the conduit of the Lead Director and during full Board deliberations.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board – Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with our independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2016 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by our independent auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman	Charles M. Diker
Lawrence S. Bacow	Jacob A. Frenkel
Ann E. Berman	Paul J. Fribourg
Joseph L. Bower	Philip A. Laskawy

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Loews Corporation is a holding company. We own a controlling interest in a diverse portfolio of businesses, including CNA Financial Corporation, a property and casualty insurer (90% ownership interest); Diamond Offshore Drilling, Inc., a provider of offshore drilling services worldwide (53% ownership interest); Boardwalk Pipeline Partners, LP, a public master limited partnership that provides natural gas and liquids transportation and storage services (51% ownership interest); and Loews Hotels Holding Corporation (“Loews Hotels”), an operator and manager of hotels (100% ownership interest). In addition, we had over $5.0 billion of cash and investments at the holding company level as of December 31, 2016.

Our primary function is to allocate our capital in a way that drives long-term value creation and returns for our shareholders. To do this we make decisions related to investments in our subsidiaries, repurchases of our shares, acquisitions and dispositions of subsidiaries, and prudent investment of our cash and investment assets.

In light of our business model, our most critical asset is our people—our human capital—including our senior leadership team that drives our capital allocation decisions. All of our executive officers and substantially all of our other employees are located in our headquarters office in New York City. We not only compete for leadership talent with our and our subsidiaries’ peer companies, but also with New York City-based financial services firms, including investment and commercial banks, private equity funds, hedge funds, insurance and reinsurance companies and other sophisticated financial firms. Our compensation policies and practices are driven by our need to attract and retain highly qualified, financially sophisticated executive officers in this competitive marketplace and motivate them to provide a high level of performance for our shareholders.

Included within this Compensation Discussion and Analysis is information about the compensation we pay to our executive officers whose compensation is required to be disclosed in the tables that follow pursuant to Securities and Exchange Commission rules (“Named Executive Officers”). Our Named Executive Officers for 2016 were:

James S. Tisch	President and Chief Executive Officer, Office of the President
David B. Edelson	Senior Vice President and Chief Financial Officer
Andrew H. Tisch	Co-Chairman of the Board, Chairman of the Executive Committee, Office of the President
Jonathan M. Tisch	Co-Chairman of the Board, Chairman and Chief Executive Officer of Loews Hotels, Office of the President
Kenneth I. Siegel	Senior Vice President

Compensation Philosophy

We have maintained a consistent compensation philosophy for many years, which takes into account that the quality of our leadership has a direct impact on our performance. Our compensation philosophy is based on the following objectives:

•	Motivating superior long-term financial performance and the creation of shareholder value;

•	Discouraging unreasonable risk taking;

•	Aligning compensation with the Company’s long-term strategy and focus and the interests of our shareholders;

•	Providing market-competitive compensation;

•	Avoiding excessive compensation; and

•	Attracting and retaining high-caliber executive talent.

At our 2016 annual meeting of shareholders, 91% of the shares voted approved, on an advisory basis, our executive compensation program. In the last three years, we received an average approval of 92% in our annual advisory vote of shareholders on our executive compensation program. We believe these results represent a strong endorsement of our executive compensation philosophy and practices.

We believe in recognizing the performance of our executive officers primarily through cash compensation made up of a fixed base salary and incentive compensation. We also award our executive officers stock-based compensation each year, which, beginning in 2016, consists of performance-based restricted stock units. Because cash incentive compensation and our restricted stock unit awards are tied to performance, a large majority of the compensation paid to our executive officers is performance-based and, other than their fixed base salaries, no compensation is guaranteed.

We structure our executive compensation to avoid the possibility of excessive compensation in any given year, including through:  (i) the Compensation Committee’s ability to exercise negative discretion in determining cash incentive compensation, (ii) setting what we believe to be reasonable, but achievable, performance targets for both cash incentive compensation and stock-based awards, and (iii) setting target levels for cash incentive compensation that are generally based on the prior year’s levels and generally not paying cash incentive compensation in excess of these targets. The result has been that the cash compensation paid to our Named Executive Officers has not fluctuated significantly during the past five years. We believe this structure provides ample motivation for our executive officers to maximize their performance and focus on the long-term success of the Company, while deterring unreasonable risk taking with an eye toward short-term results.

The fixed base salary for our Named Executive Officers generally comprises substantially less than half of the total potential cash compensation, with the balance coming from our performance-based incentive compensation plan. In setting potential awards under that plan, our Compensation Committee sets what it believes are reasonable, but achievable, target levels, but reserves broad discretion to reduce or eliminate incentive compensation. The Committee also establishes maximum award levels that will not be exceeded. In selecting and allocating the elements of our executive compensation program, we have considered, among other things, our historical compensation policies as they have evolved over the years, surveys of executive compensation at comparable-sized companies and information concerning the executive compensation programs of various companies engaged in businesses similar to ours and our principal subsidiaries as well as others with which we compete for talent in the New York City marketplace. We also consider applicable tax and accounting impacts of executive compensation. See “Other Considerations—Deductibility of Compensation under the Internal Revenue Code” below.

Our compensation program is intended to align the interests of our senior executives with those of our shareholders, with a goal of increasing shareholder value over the long term and to reasonably reward superior performance that supports that goal. In establishing the aggregate amount of targeted compensation for each Named Executive Officer, we do not rely on formula-driven plans, which could result in unreasonably high compensation levels and encourage excessive risk taking. Instead, aggregate target compensation is based on an evaluation of the individual’s performance, skills, leadership and expected future contributions in the context of our financial performance and seeks to achieve the objectives of our compensation philosophy set forth above. Based on these considerations, we determine an overall level of targeted cash compensation, a portion of which is to be paid as base salary and the balance of which is structured to be performance-based cash compensation, and a level of stock-based awards. We consider the aggregate compensation (earned or potentially available) to each Named Executive Officer in establishing each element of compensation.

The following table shows for our Chief Executive Officer and other Named Executive Officers in 2016 each of the three principal elements of our compensation program as a percentage of total cash and stock-based compensation:

	CEO	Other Named Executive Officers

Base Salary	18.1%	19.2% to 20.7%

Cash Incentive Compensation	63.4%	58.4% to 65.0%

Stock-Based Awards	18.5%	15.8% to 21.0%

Compensation Governance

We are committed to good compensation governance and design and administer our executive compensation program to be consistent with our business goals and in the best interests of our shareholders. In that regard we:

•	maintain a fully independent Compensation Committee, which oversees all aspects of our executive compensation and monitors, reviews and approves all executive compensation decisions;

•
structure our cash-based incentive compensation awards such that the Compensation Committee may exercise negative discretion on such awards to executive officers, which is the largest component of their pay;

•	structure our executive officers’ stock-based compensation to be performance-based;

•
do not have long-term employment agreements with, or guarantee compensation to, any of our executive officers (each member of our Office of the President has a one-year employment agreement, expiring in March 2017, that provides for a fixed base salary, but does not fix or guarantee any other compensation and does not provide for severance benefits);

•	do not maintain agreements with any of our executive officers to pay severance upon a change in control; and

•
conduct an annual advisory vote of shareholders on our executive compensation practices. As noted above, we have received a large majority advisory vote in favor of our executive pay program every year since implementing such vote.

Compensation Program Structure and Process

As noted above, and as reflected in the Summary Compensation Table below, the principal components of compensation for our Named Executive Officers are:

•	base salary;

•	performance-based cash incentive compensation awards;

•	performance-based stock-based awards; and

•	retirement, medical and related benefits.

Each year, our Chief Executive Officer, after consulting with the other members of the Office of the President, reviews with the Compensation Committee the performance of each Named Executive Officer and each other executive officer, and makes a recommendation to the Committee with respect to their annual compensation, including the setting of parameters for incentive compensation awards and stock-based awards. The Compensation Committee then meets in executive session without the Chief Executive Officer present and makes the final determination regarding the compensation for our Chief Executive Officer and each of the other Named Executive Officers, as well as our other executive officers. The other Named Executive Officers do not play any role in their own compensation determination other than discussing their performance with the Chief Executive Officer, and neither our Chief Executive Officer nor any other executive officer participates in the Compensation Committee’s final deliberations on compensation matters.

Base Salary. The base salary for each of our Named Executive Officers has remained unchanged at approximately $1 million per annum for at least the last five years. This reflects the impact of provisions of the Internal Revenue Code which limit the amount of compensation we may deduct for federal income tax purposes to $1 million for certain of the Named Executive Officers, except to the extent such compensation is considered to be “performance-based,” and the Compensation Committee’s policy of maximizing the deductibility of compensation. See “Other Considerations – Deductibility of Compensation under the Internal Revenue Code,” below. In addition, the relative lower weight of base salary to performance-based compensation is consistent with the Committee’s belief that performance-based compensation should be the greater part of the compensation of each of our Named Executive Officers.

Cash Incentive Compensation Awards. The largest portion of the compensation of our Named Executive Officers in 2016 came from awards under our Executive Compensation Plan. This element of our compensation program ensures that a significant portion of each executive’s annual compensation is dependent on the Company’s annual achievement of a metric that we call “Performance-based Income.”

Process of Establishing Annual Incentive Compensation Awards. Under the Executive Compensation Plan, during the first quarter of each year, the Compensation Committee pre-establishes an annual performance bonus pool, expressed as a percentage of our Performance-based Income for that year. The performance bonus pool is not an expectation of the amount of bonuses that will, in fact, be paid; rather, it sets the outer limit of compensation that can be paid to all executive officers in our incentive compensation program for such year. Performance-based Income is defined in the Executive Compensation Plan as our consolidated net income as adjusted by the Compensation Committee in accordance with the terms of the Executive Compensation Plan to account for specific factors that may impact our business, but which the Compensation Committee deems reasonable and appropriate to exclude or include in determining performance for incentive compensation purposes. As described in more detail below, among other things, the Compensation Committee may take into account the potential impact on our earnings of realized and unrealized investment gains and losses, accounting changes, acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, catastrophes, and changes in legislation or regulation.

The Compensation Committee allocates a portion of the performance bonus pool to each of the Named Executive Officers and other executive officers who participate in the incentive compensation program. The Compensation Committee then pre-establishes a target award (expressed as a dollar amount) for each participant, based on its assessment of the individual’s expected performance, with the intention that the incentive compensation award will not exceed the target award (even if the portion of the performance bonus pool allocated to such participant is in excess of the established target), except based on the Compensation Committee’s discretion. The Committee also pre-establishes, for each participant, a maximum award (expressed as a dollar amount) to cap the amount in excess of the target that the Committee may in its discretion award any participant. In no event can a participant’s award exceed the portion of the performance bonus pool allocated to such participant. In addition, in accordance with the Executive Compensation Plan, it has been the practice of the Compensation Committee to retain negative discretion in the payment of awards, which allows the Committee to reduce or eliminate any award at its discretion.

Once Performance-based Income for the year has been determined, typically in the first quarter of the following year, the Compensation Committee reviews and re-assesses each participant’s performance for such year in the context of our financial performance and seeking to achieve the objectives of our compensation philosophy set forth above and, based upon such review and re-assessment, awards incentive compensation out of each executive’s pre-allocated percentage of the performance bonus pool. Based on such review and assessment, the Committee, in its discretion, determines whether to award incentive compensation that meets or exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award. Historically, the Committee has exercised its negative discretion to limit awards paid to the pre-established target amounts.

Performance Bonus Pool. For 2016, the Compensation Committee pre-established a performance bonus pool of 4% of Performance-based Income, which it determined was an appropriate level to give it the ability to recognize the performance of plan participants, which include all of the Company’s Named Executive Officers and other executive officers (other than one executive officer hired in July 2016). As has historically been the case, there was no expectation that the entire performance bonus pool would, in fact, be awarded and paid out, as the Compensation Committee’s practice has been to exercise its discretion to pay bonuses amounting to only a fraction of the performance bonus pool. The potential for excessive compensation was further limited by the pre-establishment of target levels and absolute maximum amounts for each Named Executive Officer and other executive officers participating in our incentive compensation program.

In allocating the performance bonus pool and pre-establishing the target  and maximum awards for each Named Executive Officer, the Committee took into account the objectives described in “Compensation Philosophy” above, the individual’s duties, past and expected performance of those duties and compensation history and the Company’s goals of increasing shareholder value over the long term and reasonably rewarding superior performance while eschewing formula-driven criteria, which have the potential of providing unreasonably high compensation levels. With respect to each Named Executive Officer, other than the Chief Executive Officer, the Compensation Committee also took into account the recommendations of the Chief Executive Officer. The Committee relied on these qualitative factors, together with its discretion to reduce awards below the target award as well as to pay awards up to the maximum amount, and determined not to establish other specific, quantitative criteria or numerical formulas of performance measures. The 2016 target and maximum awards and the share of the performance bonus pool allocated to each Named Executive Officer were pre-established in the first quarter of 2016 as follows:

Name	Share of 4% Bonus Pool Allocated	Target Award	Maximum Award
James S. Tisch	19.0%	$3,425,000	$5,000,000
David B. Edelson	18.1	3,300,000	4,750,000
Andrew H. Tisch	17.1	2,775,000	4,500,000
Jonathan M. Tisch	17.1	2,775,000	4,500,000
Kenneth I. Siegel	17.1	2,925,000	4,500,000

Performance-based Income. The Compensation Committee also determined in the first quarter of 2016 that Performance-based Income for 2016 would mean our consolidated net income, after excluding the impact of certain items that the Committee concluded would not be appropriate when measuring performance for incentive compensation purposes in 2016. However, by reserving the ability to exercise negative discretion to reduce an award otherwise earned, the Committee retained the ability to take these excluded items and other factors it deems relevant into account when actually awarding incentive compensation. The adjustments identified in the first quarter of 2016, and the reason for such adjustments, were:

(1) The effect of accounting changes. This item was excluded because: (a) by its nature it is not a cash item; (b) it is not within the control of the Company or any Named Executive Officer; and (c) it has the possibility of increasing or decreasing net income in ways that may not be predictable when Performance-based Income is established.

(2) Net losses attributed to the impairment of goodwill or long-lived assets. This item was excluded because: (a) it is not a cash item; and (b) under generally accepted accounting principles, goodwill and long-lived assets are accounted for using an impairment-based model under which the carrying value is subject to reduction, resulting in charges to income, based on a decline in fair value, but the carrying value cannot be increased in subsequent periods if fair values rise.

(3) Any net income or loss attributable to the impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves at CNA for accident years prior to 2000, and any favorable or unfavorable income statement impact of applying retroactive insurance accounting to the losses ceded in connection with CNA’s 2010 loss portfolio transfer. In 2010, CNA entered into a loss portfolio transfer transaction pursuant to which substantially all of its estimated legacy asbestos and environmental pollution liabilities were ceded to a reinsurer. Accordingly, the Compensation Committee determined that any remaining charges related to this pre-2001 legacy business, as well as any net income which may result from the reinsurance benefits relating to the lost portfolio transfer transaction, should not be considered when measuring current performance.

(4) Charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to mass tort claims. The Compensation Committee decided to exclude these charges because it believes that the impact of these claims is not an appropriate measure of current performance.

(5) Charges relating to net reserve strengthening relating to CNA’s long-term care or benefit settlement option liabilities or relating to a charge recognized in connection with a disposition (or proposed disposition), a loss portfolio transfer or other transaction that is intended to fix or limit CNA’s exposure to its run-off Life & Group business. CNA’s individual and group long-term care businesses are in run-off and its payout annuity business was in run-off prior to its disposition in 2014. The Compensation Committee determined that any charges from a transaction that would substantially mitigate CNA’s exposure to these legacy businesses should not be taken into account in measuring performance in 2016.

(6) Realized gains and losses. The Compensation Committee decided to exclude both realized gains and realized losses because the decision to realize a gain or a loss is frequently a discretionary decision. Accordingly, by excluding realized gains and losses, any implication that an individual could be wrongly motivated in taking or failing to take a gain or loss in an effort to impact consolidated net income would be removed. In addition, a significant component of the Company’s realized investment gains and losses in recent years has included “other-than-temporary impairments” of investment securities. As is the case with respect to impairments of goodwill or long-lived assets, these impairments can only result in charges; any subsequent increase in the market value of an impaired security can be recognized only if that security is sold.

(7) Catastrophe losses of CNA in excess of, but not less than, CNA’s 2016 budgeted amount. The Compensation Committee excluded this item because the level of catastrophes that impact a property and casualty insurer is, of course, unpredictable and, accordingly, not an appropriate way to measure performance. On the other hand, Performance-based Income should not be increased just because of a low level of catastrophes in any year. The Compensation Committee determined that the amount for catastrophe losses budgeted at the beginning of the year—which at times has been higher or lower than the actual level of catastrophe losses—is preferable for measuring performance.

(8) Charges relating to the disposition, by judgment or settlement, of smoking- and health-related litigation. The Company’s former subsidiary, Lorillard, Inc. (“Lorillard”), has been subject to numerous claims for damages related to its cigarette business allegedly resulting from actions taken many years ago. In connection with the 2008 disposition of Lorillard, Lorillard indemnified the Company from any and all claims relating to the operation of its business, including smoking and health claims. In light of this, the Compensation Committee determined that any charges of this nature would not be appropriate in determining Performance-based Income.

(9) Any net income or loss attributable to changes in deferred income tax assets and liabilities resulting from a change in income tax rates in 2016. Several of the Company’s subsidiaries, by the nature of their business, recognize significant deferred income tax assets and liabilities, which have accumulated over many years. A change in the income tax rate could have a significant impact on these deferred tax items and on the Company’s net income since the impact in the year of this change would involve the entire historical balance of deferred tax assets or liabilities. The Compensation Committee determined to exclude this item since any change in income tax rates is, of course, unpredictable and not within the Company’s control, and the resulting impact on net income and loss would not be a suitable indication of performance.

(10) Any gain or loss on disposal of discontinued operations (but not income from operations of the discontinued operations). The Compensation Committee determined to exclude both gains and losses from the disposal of discontinued operations in the belief that the results from a disposition, whether positive or negative, relate to the generally multi-year holding period of the asset disposed of, even though recognized in the year of disposal. Thus any such gains or losses could distort net income in the year of disposition.

For 2016, Performance-based Income ultimately amounted to $940 million compared to consolidated net income of $654 million.

Negative discretion. An integral part of the implementation of the cash incentive compensation program by the Compensation Committee is the retention by the Committee of negative discretion with respect to the award to each executive officer, allowing the Committee to reduce or eliminate any award notwithstanding the level of Performance-based Income. This gives the Committee the flexibility to appropriately evaluate the performance of each executive officer considering not only the level of Performance-based Income, but also the Company’s consolidated net income and the individual’s performance.

Performance-Based Stock-Based Awards. The third principal element of our compensation program for Named Executive Officers and other executive officers is stock-based awards. Through 2015, these consisted of awards of time-vesting stock options or SARs under our Stock Option Plan. In 2016, our Board adopted, and our shareholders approved at our 2016 annual meeting of shareholders, the 2016 ICP, which replaced our Stock Option Plan. In 2016, the Compensation Committee determined not to continue to issue SARs, but rather to grant as stock-based awards to our executive officers, including the Named Executive Officers, performance-based restricted stock units (“PRSUs”). The PRSUs, similar to the time-vesting RSUs granted in 2016 to our non-executive officers and certain other managerial and professional employees (“Non-executive RSUs”), have dividend equivalent rights (payable in additional PRSUs) and will vest in two equal tranches—50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date (subject to earlier vesting in the case of death, disability, termination without cause and certain retirements). However, unlike Non-executive RSUs, in addition to being subject to the same time-vesting terms as Non-executive RSUs, PRSUs granted to our executive officers are also subject to performance-vesting terms. The performance-vesting terms, which are a new component of our stock-based compensation for executive officers, make such PRSUs dependent on the Company achieving a pre-established level of Performance-based Income for 2016 (a one-year performance period). The terms of the PRSUs awarded in the first quarter of 2016 provided that they would be earned by our executive officer recipients as follows (subject to the time-vesting provisions of the PRSUs):

Performance-based Income:

At or Above Target:	100% of PRSUs earned
At 50% to 100% of Target:	Pro-rata portion of PRSUs earned
Below 50% of Target:	No PRSUs earned

In connection with the grant of PRSUs to our executive officers in the first quarter of 2016, the Compensation Committee pre-established the Performance-based Income target for such PRSUs at $1.50 per share.

The ultimate value of stock-based awards under our 2016 ICP and Stock Option Plan is directly correlated to our performance as measured by the price of our Common Stock over the long term. The value of these awards increases and decreases directly with changes in the price of our Common Stock. In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the Company, PRSUs awarded in 2016 vest over a period of three years. As a result, these awards recognize performance over a longer term and encourage executives to continue their employment with the Company. These elements further serve to align the executive’s interests with those of our shareholders. The Compensation Committee’s shift in 2016 from SARs to restricted stock unit grants to our executive and other officers and certain other managerial and professional employees was primarily due to the Committee’s belief that restricted stock unit grants would more effectively meet the objectives of the Company’s compensation philosophy set forth above.

The Compensation Committee generally makes grants of stock-based awards in the first quarter of each year at the same time the Committee performs its annual management performance evaluation and takes other compensation actions. Annual equity grants for executive officers occur on the same date as our annual equity grants for our other officers and certain professional and managerial employees, which in 2016 was the date of one of the Compensation Committee’s February 2016 meetings. As the grant date for our annual stock-based awards generally occurs on the date of a Compensation Committee meeting in the first quarter of the year, the grant date is set in advance when the schedule of Compensation Committee meetings is arranged. The Company does not grant stock-based awards in anticipation of the release of non-public information or time the release of such information based on stock-based award grant dates. We also at times grant stock-based awards to new executives when they are hired or promoted during the year. These grants are approved by the Compensation Committee (or, in the case of small grants, by our Chief Executive Officer, as delegated by the Committee).

Employee Benefits. Our Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Employee Savings Plan under Section 401(k) of the Internal Revenue Code, Retirement Plan, Benefit Equalization Plan and Executive Deferred Compensation Plan. In addition, from time to time, we have provided one or more Named Executive Officers with unfunded supplemental retirement benefits pursuant to the supplemental retirement agreements that are described under the heading “Pension Plans” below. No supplemental retirement benefits were granted in 2016. Our Benefit Equalization Plan provides benefits that may not be paid under our Retirement Plan due to Internal Revenue Code limitations. Our Executive Deferred Compensation Plan offers investment options similar to certain of those in our Savings Plan and does not have any guaranteed rates of return.

2016 Compensation to Our Named Executive Officers

Base Salary. The base salary of each of our Named Executive Officers was unchanged from previous years, and remained at $975,000, consistent with our objectives of emphasizing performance-based compensation and maximizing the tax deductibility of our executive compensation.

Cash Incentive Compensation Awards. For 2016, the Compensation Committee made cash incentive compensation awards to our Chief Executive Officer and each of our other Named Executive Officers, which were paid in the first quarter of 2017. In determining the amounts to be paid to each such officer, the Committee acted consistently with the parameters of the grants that were pre-established in the first quarter of 2016, including the size of the performance bonus pool for the year, as described above, but otherwise exercised its business judgment, using essentially a qualitative, rather than formula-driven, approach based on the Committee’s overall judgment of the individual’s performance in the context of our financial performance and seeking to achieve the objectives of our compensation philosophy set forth above. In addition to the specific factors discussed below, the Committee considered: (i) its compensation philosophy in favor of fair and consistent pay levels and against excessive or unreasonable compensation levels; (ii) an emphasis on consistent, long-term, superior performance by the individual; (iii) its evaluation of the performance of each Named Executive Officer based on the direct observation of such performance, since each Named Executive Officer regularly reports to the Board on the operations of the Company and its subsidiaries; and (iv) with respect to each Named Executive Officer other than the Chief Executive Officer, executive sessions with the Chief Executive Officer in which each Named Executive Officer’s performance is reviewed and evaluated. These factors were not weighted and there is no formula for how these factors were applied in determining cash incentive compensation awards.

Chief Executive Officer. In making its determination regarding the grant and payment of an incentive compensation award for 2016 to our Chief Executive Officer, James S. Tisch, the Compensation Committee first considered the overall performance of the Company and its principal subsidiaries and the Company’s Common Stock in recent years against the continued difficult economic and market conditions across the energy sector and the performance of the equity markets generally. The Committee also considered, among other things, its compensation philosophy against excessive or unreasonable compensation levels and its emphasis on consistent, long-term, superior performance by the individual. Based on these considerations, the Committee did not increase Mr. Tisch’s target or maximum bonus levels for 2016, as it sometimes has done in prior years, but kept them unchanged from 2015, while retaining negative discretion to reduce any award to what it determines is a reasonable level under the circumstances.

The Compensation Committee evaluated Mr. Tisch’s performance in 2016 and during recent prior years, considering the overall state of the markets in which the Company and its subsidiaries operate and the financial markets generally. This is consistent with the Committee’s philosophy of evaluating performance over the longer term to encourage and reward long-term value creation and to discourage unreasonable risk-taking. The Committee considered Mr. Tisch’s ability to demonstrate leadership, maintain stability and encourage prudent growth, cost-cutting initiatives and other strategies at our subsidiaries in response to continuing adverse market conditions, and to prudently allocate the Company’s capital to take advantage of market opportunities and protect against known risks.

The Compensation Committee noted the following accomplishments under Mr. Tisch’s leadership: the Company’s book value per share (excluding accumulated other comprehensive income) increased over 13.9% during the past five years; and the Company repurchased more than 3.4 million shares, or 1.0%, of its Common Stock, in 2016 and has repurchased more than 61.8 million shares, or 15.6%, of its Common Stock, over the past five years, while consistently maintaining a very strong liquidity position; and the leadership teams at the Company’s principal operating subsidiaries remained focused and motivated to drive the most value from their respective companies, helped in part by the leadership of the Company’s Chief Executive Officer and our other Named Executive Officers. As a result of these efforts, the underlying businesses of the Company’s subsidiaries have remained strong, even in certain challenging operating environments. For example: CNA has maintained an extremely strong capital position, which has allowed it to pay substantial dividends to its shareholders, including the Company, in recent years; Diamond Offshore has successfully reduced its operating costs while maintaining its focus on keeping its rigs contracted; Boardwalk Pipeline Partners has continued to successfully execute its long-term growth strategy without the need to issue significant amounts of equity that would dilute its unit holders, including the Company; and Loews Hotels has continued to improve the operations of its portfolio of hotels and resorts.

The Compensation Committee determined, based upon his leadership and accomplishments as discussed above, to award Mr. Tisch incentive compensation for 2016 equal to his target award, which is unchanged from last year. This award is 47.3% of the amount allocated to him from the performance bonus pool based on the level of Performance-based Income for the year.

Other Named Executive Officers. Similar to our Chief Executive Officer, each of our other Named Executive Officers was granted a cash incentive compensation award in the first quarter of 2016 that was paid in the first quarter of 2017. Consistent with the Compensation Committee’s philosophy of targeting overall compensation that does not fluctuate substantially year over year, the pre-established target and maximum levels for the awards were unchanged from last year for the members of our Office of the President and Mr. Edelson, and increased modestly for Mr. Siegel. In making its determination regarding the payment of these awards to such executives, the Compensation Committee considered many of the same factors described above that it considered for our Chief Executive Officer. Based on its evaluation of each such executive’s performance, including the input and recommendation of the Chief Executive Officer, the Committee awarded each such Named Executive Officer incentive compensation equal to his target amount for 2016. These awards amounted to between 41.4% and 48.0% of the total amount available in the performance bonus pool for each such executive and are consistent with the Committee’s compensation philosophy set forth above, but against excessive or unreasonable compensation, based on consistent, long-term superior performance.

Performance-Based Stock-Based Awards.

In making its determinations regarding the award of PRSUs in 2016 to our Named Executive Officers, the Compensation Committee considered the same factors described above under “Incentive Compensation Awards” as well as the level of stock-based awards previously awarded to such individuals. These factors are not weighted and there is no formula for how these factors were applied in determining the number of PRSUs granted. Based on such factors, the Committee awarded 25,000 PRSUs to each member of our Office of the President and 20,000 PRSUs to each of our other Named Executive Officers. For 2016, Performance-based Income amounted to $2.78 per share, resulting in 100% of such PRSUs being earned by each of our Named Executive Officers; however, such PRSUs still remain subject to their time-vesting provisions, with 50% of such PRSUs vesting in 2018 and 50% vesting in 2019.

Other Considerations.

Employment Agreements. It has been our historical practice to maintain employment agreements with each member of the Office of the President: James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch. Consistent with our compensation policies and our goal of maximizing the deductibility of compensation for federal income tax purposes, base salary under each employment agreement has been limited to $975,000 per annum for each individual. The agreements provide that each individual will participate in our incentive compensation plan; however, the amount of any award which may be granted remains subject to the discretion of the Compensation Committee. In February 2016, the employment agreement with each of the members of the Office of the President was extended for an additional term of one year, to expire on March 31, 2017. Our employment agreements with the members of the Office of the President do not provide for severance on termination, or payment upon a change in control, nor do such agreements require us to provide any perquisites. Such agreements will not be extended after their expiration on March 31, 2017. We have no employment or other agreements relating to severance or payment upon a change of control with any of our other Named Executive Officers or other executive officers.

Share Ownership Guidelines. Although we have not adopted any share ownership guidelines for our executive officers, we note that, as disclosed above under “Director and Officer Holdings,” each member of our Office of the President owns a significant amount of our Common Stock, which strongly aligns their interests with those of our other shareholders.

Deductibility of Compensation Under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain of our Named Executive Officers that we may deduct for federal income tax purposes to $1 million, unless such compensation qualifies as “performance-based” and meets other requirements under Section 162(m) of the Internal Revenue Code. Our policy is to maximize the tax deductibility of compensation to the extent reasonably practical and cash incentive compensation awarded under our Executive Compensation Plan and PRSUs awarded under our 2016 ICP are intended to meet the requirements of Section 162(m) of Internal Revenue Code for tax deductibility. However, where the Compensation Committee, in the exercise of its business judgment, believes the performance of one or more of our Named Executive Officers warrants it, it may approve compensation, including bonuses, which is not deductible for federal income tax purposes.

Compensation Committee Report on Executive Compensation

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman
Charles M. Diker
Paul J. Fribourg

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company, or is a participant in a transaction disclosed, or required to be disclosed, under the heading “Transactions with Related Persons,” below. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a director of the Company.

2016 Summary Compensation Table

The following table shows information for the years indicated regarding the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

Name and Position	Year	Salary	Stock Awards (1)	SAR Awards (1)		Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Comp.		SEC Total	SEC Total Without Change in Pension Value (4)

James S. Tisch	2016	$975,000	$999,750	$279,531	(5)	$3,425,000	$212,551	$101,577	(6)(7)	$5,993,409	$5,780,858
President and Chief	2015	975,000	0	776,785	(5)	3,425,000	0	101,614		5,278,399	5,278,399
Executive Officer,	2014	975,000	0	758,912	(5)	3,425,000	4,434,853	894,694		10,488,459	6,053,606
Office of the President

David B. Edelson	2016	975,000	799,800	0		3,300,000	487,957	29,362	(9)	5,592,119	5,104,162
Senior Vice President and	2015	975,000	0	312,970		3,300,000	271,121	24,350		4,883,441	4,612,320
Chief Financial Officer (8)	2014	975,000	0	334,761		3,200,000	449,342	24,150		4,983,253	4,533,911

Andrew H. Tisch	2016	975,000	999,750	37,271	(10)	2,775,000	93,278	105,961	(6)(7)	4,986,260	4,892,982
Co-Chairman of	2015	975,000	0	465,225	(10)	2,775,000	0	103,109		4,318,334	4,318,334
the Board, Chairman	2014	975,000	0	488,023	(10)	2,775,000	3,670,777	130,487		8,039,287	4,368,510
of the Executive
Committee, Office of the President

Jonathan M. Tisch	2016	975,000	999,750	0		2,775,000	219,795	64,447	(6)(11)	5,033,992	4,814,197
Co-Chairman of	2015	975,000	0	417,293		2,775,000	0	71,102		4,238,395	4,238,395
the Board, Chairman and	2014	975,000	0	446,348		2,775,000	3,281,204	70,620		7,548,172	4,266,968
Chief Executive Officer
of Loews Hotels, Office
of the President

Kenneth I. Siegel	2016	975,000	799,800	37,271	(12)	2,925,000	302,777	29,362	(9)	5,069,210	4,766,433
Senior Vice President	2015	975,000	0	360,902	(12)	2,825,000	217,367	24,350		4,402,619	4,185,252
	2014	975,000	0	369,819	(12)	2,675,000	274,590	28,650		4,323,059	4,048,469

(1)  These amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of RSUs granted pursuant to our 2016 ICP and SARs granted pursuant to our Stock Option Plan which preceded it through December 31, 2016, 2015 and 2014, respectively.

(2)  These amounts represent awards under our Incentive Compensation Plan for Executive Officers (“Executive Compensation Plan”) for the years indicated which were paid to the Named Executive Officers in February of the following years.

(3)  These amounts represent the actuarial increase, if any, in the present value of retirement benefits of each Named Executive Officer under our retirement plans and, with respect to James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, supplemental retirement agreements as of December 31, 2016, 2015 and 2014 over the value of those benefits as of December 31, 2015, 2014 and 2013, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements in those respective years. The changes from year to year primarily represent changes in actuarial pension assumptions and, to a lesser extent, increases in service, age and compensation. Effective January 1, 2014, we reduced the benefits under our pension plans for executive officers generally. For an estimate of the pension benefits accrued for and which may become payable to the Named Executive Officers and the assumptions used in calculating those amounts, please see the 2016 Pension Benefits Table on page 36 of this Proxy Statement.

(4)  We have included this column to show how year over year changes in pension value impact total compensation as determined under Securities and Exchange Commission rules. The amounts reported in this column are calculated by subtracting the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, as described in footnote 3 to this table, from the amounts reported in the table’s SEC Total column. The amounts reported in this column in some cases differ substantially from, and are not a substitute for, the amounts reported in the table’s SEC Total column.

(5)  Includes $279,531, $359,492 and $312,564, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the years ended December 31, 2016, 2015 and 2014, respectively, of awards granted pursuant to Diamond Offshore’s stock option plan as compensation for service as chairman of the board of Diamond Offshore during 2016, 2015 and 2014, respectively. The aggregate grant date fair value of these awards was estimated using the Black-Scholes pricing model, assuming, with respect to the awards granted in each of 2016, 2015 and 2014 (a) an expected life of: seven (7) years,  six (6) years and seven (7) years, respectively; (b) an expected volatility of: 45.75%, 55.12% and 21.68%, respectively; (c) a dividend yield of: 0.60%, 1.70% and 1.10%, respectively; and (d) a risk free interest rate of 1.46%, 1.66%, 2.08%, respectively. Expected life and volatility of awards is based on historical data. The dividend yield is based on the current regular dividend rate in effect and the current market price at the time of grant. Risk free interest rates are determined using the U.S. Treasury yield curve at time of grant with a term equal to the expected life of the options and SARs. This information has been provided by Diamond Offshore.

(6)  Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use during 2016, as follows: (a) $12,962 for James S. Tisch; (b) $17,346 for Andrew H. Tisch; and (c) $33,832 for Jonathan M. Tisch. These amounts represent approximately 9%, 11% and 22% of our annual costs associated with the car and driver provided for James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, respectively, in 2016.

(7)  Includes (a) $10,600, representing our contributions under our Employees Savings Plan for 2016; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2016; (c) $58,000, representing director’s fees paid by CNA for 2016; and (d) $6,265, representing the grant date fair value of dividend equivalent amounts accrued during 2016 with respect to RSUs.

(8)  David B. Edelson was appointed Chief Financial Officer on May 13, 2014. Prior to that date, he served as a Named Executive Officer in his capacity as a Senior Vice President.

(9)  Includes (a) $10,600, representing our contributions under our Employees Savings Plan for 2016; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2016; and (c) $5,012, representing the grant date fair value of dividend equivalent amounts accrued during 2016 with respect to RSUs.

(10)  Includes $37,271, $47,932 and $41,675, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the years ended on December 31, 2016, 2015 and 2014, respectively, of awards granted pursuant to Diamond Offshore’s stock option plan as compensation for service as a member of the board of Diamond Offshore during 2016, 2015 and 2014, respectively, estimated using the same pricing model and assumptions described in footnote (5) above.

(11)  Includes (a) $10,600, representing our contributions under our Employees Savings Plan for 2016; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2016; and (c) $6,265, representing the grant date fair value of dividend equivalent amounts accrued during 2016 with respect to RSUs.

(12)  Includes $37,271, $47,932 and $35,058, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the years ended on December 31, 2016, 2015 and 2014 respectively, of awards granted pursuant to Diamond Offshore’s stock option plan as compensation for service as a member of the board of Diamond Offshore during 2016, 2015 and 2014, respectively, estimated using the same pricing model and assumptions described in footnote (5) above.

Narrative Discussion of Summary Compensation Table

For more information about our employment agreements with each of James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch and about the components of compensation reported in the Summary Compensation Table, please read the “Compensation Discussion and Analysis” above.

Compensation Plans

The following table shows information regarding awards granted to each of our Named Executive Officers under our 2016 ICP and Executive Compensation Plan during 2016.

2016 Grants of Plan-Based Awards
(Loews)

Name	Grant Date	Action Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Options Awards
			Target	Maximum	Threshold	Target	Maximum

James S. Tisch	05/10/16	02/11/16			12,500	25,000	25,000	$39.99	$999,750
	02/05/16		$3,425,000	$5,000,000

David B. Edelson	05/10/16	02/11/16			10,000	20,000	20,000	39.99	799,800
	02/05/16		3,300,000	4,750,000

Andrew H. Tisch	05/10/16	02/11/16			12,500	25,000	25,000	39.99	999,750
	02/05/16		2,775,000	4,500,000

Jonathan M. Tisch	05/10/16	02/11/16			12,500	25,000	25,000	39.99	999,750
	02/05/16		2,775,000	4,500,000

Kenneth I. Siegel	05/10/16	02/11/16			10,000	20,000	20,000	39.99	799,800
	02/05/16		2,925,000	4,500,000

(1)    These amounts represent target and maximum awards established under our Executive Compensation Plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2017 is included in the 2016 Summary Compensation Table above under the heading “Non-Equity Incentive Plan Comp.” Cash awards under our Executive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our Performance-Based Income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” above, under the heading “Compensation Program Structure and Process – Cash Incentive Compensation Awards,” for more information concerning awards under our Executive Compensation Plan.

(2)    These amounts represent threshold, target and maximum awards of PRSUs granted under our 2016 ICP. The actual grant date fair value computed in accordance with FASB ASC Topic 718 of each award authorized for issuance by our Compensation Committee in February 2016 is included in the Summary Compensation Table above under the heading “Stock Awards.” Please read our “Compensation Discussion and Analysis” above, under the heading “Compensation Program Structure and Process – Performance-Based Stock-Based Awards,” for more information concerning awards under our 2016 ICP.

The following table shows information provided by Diamond Offshore regarding grants to Kenneth I. Siegel, Andrew H. Tisch and James S. Tisch under Diamond Offshore’s stock option plan during 2016.

2016 Grants of Plan-Based Awards
(Diamond Offshore)

Name	Grant Date	Action Date	All Other Option/SAR Awards; Number of Securities Underlying Options/SARs (1)	Exercise or Base Price of Option/SAR Awards (2)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option/SAR Awards
James S. Tisch	01/04/16	10/22/15	7,500	$20.93	$21.85	$73,525
	04/01/16	10/22/15	7,500	21.54	20.97	89,368
	07/01/16	10/22/15	7,500	24.02	25.42	66,979
	10/03/16	10/22/15	7,500	17.67	17.40	49,659

Andrew H. Tisch	01/04/16	10/22/15	1,000	20.93	21.85	9,803
	04/01/16	10/22/15	1,000	21.54	20.97	11,916
	07/01/16	10/22/15	1,000	24.02	25.42	8,931
	10/03/16	10/22/15	1,000	17.67	17.40	6,621

Kenneth I. Siegel	01/04/16	10/22/15	1,000	20.93	21.85	9,803
	04/01/16	10/22/15	1,000	21.54	20.97	11,916
	07/01/16	10/22/15	1,000	24.02	25.42	8,931
	10/03/16	10/22/15	1,000	17.67	17.40	6,621

(1)    These amounts represent awards of SARs granted to Kenneth I. Siegel, Andrew H. Tisch and James S. Tisch by Diamond Offshore under its stock option plan. In October 2015 Diamond Offshore’s board of directors established an annual award to its non-management directors, which was granted in four increments over the course of 2016. Each SAR reported above vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

(2)    The exercise prices were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information regarding SARs granted to each of our Named Executive Officers under our Stock Option Plan and restricted stock units granted to each of our Named Executive Officers under our 2016 ICP that were outstanding as of December 31, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End
(Loews Common Stock)

		Option/SAR Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

James S. Tisch	15,000	0	$51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	15,000	0	39.81	01/11/21
	15,000	0	43.14	01/11/21
	15,000	0	42.02	01/11/21
	15,000	0	35.04	01/11/21
	15,000	0	37.86	01/10/22
	15,000	0	39.41	01/10/22
	15,000	0	39.80	01/10/22
	15,000	0	41.14	01/10/22
	11,250	3,750	41.93	01/08/23
	11,250	3,750	43.89	01/08/23
	11,250	3,750	44.44	01/08/23
	11,250	3,750	46.99	01/08/23
	7,500	7,500	46.58	01/14/24
	7,500	7,500	43.37	01/14/24
	7,500	7,500	43.83	01/14/24
	7,500	7,500	41.98	01/14/24
	3,750	11,250	40.46	01/09/25
	3,750	11,250	40.61	01/09/25
	3,750	11,250	38.46	01/09/25
	3,750	11,250	35.52	01/09/25
					25,152	$1,177,868

		Option/SAR Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

David B. Edelson	11,250	0	$51.08	01/09/17
	11,250	0	48.04	01/09/17
	11,250	0	49.17	01/08/18
	11,250	0	40.34	01/08/18
	11,250	0	47.71	01/08/18
	11,250	0	38.38	01/08/18
	11,250	0	27.00	01/13/19
	11,250	0	21.74	01/13/19
	11,250	0	27.21	01/13/19
	11,250	0	34.64	01/13/19
	11,250	0	37.92	01/12/20
	11,250	0	37.26	01/12/20
	11,250	0	33.12	01/12/20
	11,250	0	37.82	01/12/20
	11,250	0	39.81	01/11/21
	11,250	0	43.14	01/11/21
	11,250	0	42.02	01/11/21
	11,250	0	35.04	01/11/21
	11,250	0	37.86	01/10/22
	11,250	0	39.41	01/10/22
	11,250	0	39.80	01/10/22
	11,250	0	41.14	01/10/22
	8,437	2,813	41.93	01/08/23
	8,437	2,813	43.89	01/08/23
	8,437	2,813	44.44	01/08/23
	8,437	2,813	46.99	01/08/23
	5,625	5,625	46.58	01/14/24
	5,625	5,625	43.37	01/14/24
	5,625	5,625	43.83	01/14/24
	5,625	5,625	41.98	01/14/24
	2,812	8,438	40.46	01/09/25
	2,812	8,438	40.61	01/09/25
	2,812	8,438	38.46	01/09/25
	2,812	8,438	35.52	01/09/25
					20,122	$942,313

		Option/SAR Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Andrew H. Tisch	15,000	0	$51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	15,000	0	39.81	01/11/21
	15,000	0	43.14	01/11/21
	15,000	0	42.02	01/11/21
	15,000	0	35.04	01/11/21
	15,000	0	37.86	01/10/22
	15,000	0	39.41	01/10/22
	15,000	0	39.80	01/10/22
	15,000	0	41.14	01/10/22
	11,250	3,750	41.93	01/08/23
	11,250	3,750	43.89	01/08/23
	11,250	3,750	44.44	01/08/23
	11,250	3,750	46.99	01/08/23
	7,500	7,500	46.58	01/14/24
	7,500	7,500	43.37	01/14/24
	7,500	7,500	43.83	01/14/24
	7,500	7,500	41.98	01/14/24
	3,750	11,250	40.46	01/09/25
	3,750	A11,250	40.61	01/09/25
	3,750	11,250	38.46	01/09/25
	3,750	11,250	35.52	01/09/25
					25,152	$1,177,868

		Option/SAR Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Jonathan M. Tisch	15,000	0	$51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	15,000	0	37.92	01/12/20
	15,000	0	37.26	01/12/20
	15,000	0	33.12	01/12/20
	15,000	0	37.82	01/12/20
	15,000	0	39.81	01/11/21
	15,000	0	43.14	01/11/21
	15,000	0	42.02	01/11/21
	15,000	0	35.04	01/11/21
	15,000	0	37.86	01/10/22
	15,000	0	39.41	01/10/22
	15,000	0	39.80	01/10/22
	15,000	0	41.14	01/10/22
	11,250	3,750	41.93	01/08/23
	11,250	3,750	43.89	01/08/23
	11,250	3,750	44.44	01/08/23
	11,250	3,750	46.99	01/08/23
	7,500	7,500	46.58	01/14/24
	7,500	7,500	43.37	01/14/24
	7,500	7,500	43.83	01/14/24
	7,500	7,500	41.98	01/14/24
	3,750	11,250	40.46	01/09/25
	3,750	11,250	40.61	01/09/25
	3,750	11,250	38.46	01/09/25
	3,750	11,250	35.52	01/09/25
					25,152	$1,177,868

		Option/SAR Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Kenneth I. Siegel	11,250	0	$43.14	01/11/21
	11,250	0	42.02	01/11/21
	11,250	0	41.14	01/10/22
	8,437	2,813	41.93	01/08/23
	8,437	2,813	43.89	01/08/23
	8,437	2,813	44.44	01/08/23
	8,437	2,813	46.99	01/08/23
	5,625	5,625	46.58	01/14/24
	5,625	5,625	43.37	01/14/24
	5,625	5,625	43.83	01/14/24
	5,625	5,625	41.98	01/14/24
	2,812	8,438	40.46	01/09/25
	2,812	8,438	40.61	01/09/25
	2,812	8,438	38.46	01/09/25
	2,812	8,438	35.52	01/09/25
					20,122	$942,313

(1)    Each SAR award reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and commenced vesting nine years prior to the expiration date reported for such SAR award.

The following table shows information provided by Diamond Offshore regarding SARs granted to Kenneth I. Siegel, Andrew H. Tisch and James S. Tisch under Diamond Offshore’s stock option plan that were outstanding as of December 31, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End
(Diamond Offshore Common Stock)

		Option/SAR Awards (1)

Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date

James S. Tisch	7,500	0	$81.42	04/02/17
	7,500	0	101.97	07/02/17
	7,500	0	114.21	10/01/17
	7,500	0	144.44	12/31/17
	7,500	0	117.36	04/01/18
	7,500	0	140.54	07/01/18
	7,500	0	103.02	10/01/18
	7,500	0	58.73	01/01/19
	7,500	0	64.51	04/01/19
	7,500	0	83.57	07/01/19
	7,500	0	95.61	10/01/19
	7,500	0	99.16	01/04/20
	7,500	0	87.65	04/01/20
	7,500	0	61.79	07/01/20
	7,500	0	68.52	10/01/20
	7,500	0	66.38	01/03/21
	7,500	0	78.90	04/01/21
	7,500	0	70.38	07/01/21
	7,500	0	55.64	10/01/21
	7,500	0	55.72	01/03/22
	7,500	0	66.68	04/02/22
	7,500	0	59.19	07/02/22
	7,500	0	66.04	10/01/22
	7,500	0	67.47	01/02/23
	7,500	0	69.71	04/01/23
	7,500	0	68.62	07/01/23
	7,500	0	62.31	10/01/23
	7,500	0	56.55	01/02/24
	7,500	0	48.36	04/01/24
	7,500	0	49.57	07/01/24
	7,500	0	34.54	10/01/24
	7,500	0	37.16	01/02/25
	7,500	0	26.69	04/01/25
	7,500	0	25.88	07/01/25
	7,500	0	17.56	10/01/25
	7,500	0	20.93	01/04/26
	7,500	0	21.54	04/01/26
	7,500	0	24.02	07/01/26
	7,500	0	17.67	10/03/26

Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Options/SAR Exercise Price	Options/SAR Expiration Date

Andrew H. Tisch	500	0	$70.38	07/01/21
	500	0	55.64	10/01/21
	1,000	0	55.72	01/03/22
	1,000	0	66.68	04/02/22
	1,000	0	59.19	07/02/22
	1,000	0	66.04	10/01/22
	1,000	0	67.47	01/02/23
	1,000	0	69.71	04/01/23
	1,000	0	68.62	07/01/23
	1,000	0	62.31	10/01/23
	1,000	0	56.55	01/02/24
	1,000	0	48.36	04/01/24
	1,000	0	49.57	07/01/24
	1,000	0	34.54	10/01/24
	1,000	0	37.16	01/02/25
	1,000	0	26.69	04/01/25
	1,000	0	25.88	07/01/25
	1,000	0	17.56	10/01/25
	1,000	0	20.93	01/04/26
	1,000	0	21.54	04/01/26
	1,000	0	24.02	07/01/26
	1,000	0	17.67	10/03/26

Kenneth I. Siegel	1,000	0	48.36	04/01/24
	1,000	0	49.57	07/01/24
	1,000	0	34.54	10/01/24
	1,000	0	37.16	01/02/25
	1,000	0	26.69	04/01/25
	1,000	0	25.88	07/01/25
	1,000	0	17.56	10/01/25
	1,000	0	20.93	01/04/26
	1,000	0	21.54	04/01/26
	1,000	0	24.02	07/01/26
	1,000	0	17.67	10/03/26

(1)    Each SAR reported above with an expiration date prior to October 2018 vested and became exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and commenced vesting nine years prior to the first expiration date reported in each calendar year above. Each SAR reported above with an expiration date during or after October 2018 vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

The following table shows information regarding the exercise of SARs granted under our Stock Option Plan by those of our Named Executive Officers who exercised awards during 2016.

2016 Option Exercises and Stock Vested
(Loews Common Stock)

	Option/SAR Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
James S. Tisch	7,182	$298,264
David B. Edelson	5,133	210,502
Andrew H. Tisch	7,182	298,264
Jonathan M. Tisch	7,182	298,264
Kenneth I. Siegel	17,008	806,094

None of our Named Executive Officers exercised awards granted under Diamond Offshore’s stock option plan during the year ended December 31, 2016.

Pension Plans

We provide a funded, tax qualified, non-contributory retirement plan for certain salaried employees, including all of our Named Executive Officers (our “Qualified Retirement Plan”). Tax qualified retirement plans, such as our Qualified Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, nonqualified, non-contributory retirement plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits that otherwise are not available under our Qualified Retirement Plan due to such limitations. We refer to our Qualified Retirement Plan and Benefit Equalization Plan together as our “Retirement Plans.”

Our Retirement Plans currently provide benefits under a formula in which the value of each participant’s benefit is expressed as a nominal cash balance account established for each participant. We increase each participant’s nominal account annually by a “pay-based credit” based on a specified percentage of the participant’s annual compensation, which percentage is determined based on the participant’s years of service, and an “interest credit” based on a specified interest rate, which is determined annually for all participants. At retirement or termination of employment, vested participants are entitled to receive their benefit in a lump sum or a monthly annuity. Compensation covered under our Retirement Plans consists of salary and, if applicable, cash incentive compensation awards, but generally cannot exceed 2013 pay levels. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

We also maintain a supplemental retirement account for each of James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch, pursuant to supplemental retirement agreements with each such individual (“Supplemental Benefit”). We credit each such nominal account annually with the interest credit established under our Retirement Plan. Upon retirement, each such Named Executive Officer will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment.

The following table shows information regarding pension benefits accrued for and paid to each of our Named Executive Officers as of December 31, 2016.

2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

James S. Tisch	Qualified Retirement Plan	39	$1,631,628	$0
	Benefit Equalization Plan	39	25,865,988	0
	Supplemental Benefit		1,292,392	0

David B. Edelson	Qualified Retirement Plan	11	217,173	0
	Benefit Equalization Plan	11	3,029,192	0

Andrew H. Tisch	Qualified Retirement Plan	43	1,706,596	0
	Benefit Equalization Plan	43	22,714,488	0
	Supplemental Benefit		1,313,877	0

Jonathan M. Tisch	Qualified Retirement Plan	37	1,322,127	0
	Benefit Equalization Plan	37	20,615,816	0
	Supplemental Benefit		1,280,996	0

Kenneth I. Siegel	Qualified Retirement Plan	7	68,849	0
	Benefit Equalization Plan	7	1,620,010	0

(1)    Assuming (a) benefit commencement at the later of a normal retirement date age of 65 or current age for David B. Edelson and Kenneth I. Sigel, and current age for Andrew H. Tisch, Jonathan M. Tisch and James S. Tisch, who are currently eligible for an unreduced benefit; (b) a discount rate of 4.0% for the Benefit Equalization Plan and 4.1% for the Qualified Retirement Plan; and (c) interest credits of 3.0% for 2017 and future years. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

Deferred Compensation

The following table shows information regarding compensation deferred by Mr. Edelson on a nonqualified basis pursuant to our Deferred Compensation Plan. Under our Deferred Compensation Plan, which was frozen as of December 31, 2015, employees earning in excess of $100,000 per year could defer up to ten percent of their base salaries for a period of not less than three years, or until they are no longer employed by us. Deferred amounts are maintained by us in an interest bearing account. Upon electing to participate in this plan each year, each participating employee chose the amount to be deferred and the duration of the deferral, whether to receive distributions of deferred amounts in a single payment or in equal annual installments over any period of time up to 15 years, and an interest rate from a selection of short term and long term rates established in accordance with the plan’s requirements and available depending on the duration of the deferral. None of our other Named Executive Officers have outstanding balances under this plan.

2016 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

David B. Edelson	$0	$0	$25,165	(1)	$0	$711,851

(1)  Represents interest earned in 2016 on Mr. Edelson’s Deferred Compensation Plan account at a combined annual compounded rate of 3.7%.

Effective January 1, 2016, we adopted a new Executive Deferred Compensation Plan, under which employees earning at least $250,000 per year and non-management directors of the Company can elect annually to defer a portion of their compensation on a tax-deferred basis for a period of not less than three years. The plan is administered by a benefits committee which, among other things, fixes a maximum amount of compensation that can be deferred each year, which was 50% of base salary and 75% of bonus for eligible employees in 2016. Non-management directors may elect to defer some or all of their compensation. The plan is a nonqualified, unfunded plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 (ERISA); however, the Company has established a “rabbi” trust, to provide a source of funds (subject to the claims of the Company’s creditors), which will be administered by an independent financial institution as trustee.  Deferred amounts will be credited to the participant’s account and may be allocated by the participant among a number of investment funds selected by the benefits committee. In addition to selecting an amount of compensation to be deferred and choosing among the available investment funds, upon electing to participate in this plan each year, a participant must choose the duration of the deferral and whether to receive distributions of deferred amounts in a single payment or in equal annual installments over a period of up to 15 years.  None of our Named Executive Officers deferred compensation or had outstanding balances under this plan during 2016.  However, David B. Edelson elected to defer $132,000 under this plan representing a portion of his 2016 incentive compensation award under our Executive Compensation Plan which was paid in February 2017.

TRANSACTIONS WITH RELATED PERSONS

Our Audit Committee Charter requires our Audit Committee to review and approve all related party transactions required to be approved and disclosed under Securities and Exchange Commission and New York Stock Exchange rules. It has been our Audit Committee’s practice, however, that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee considered, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us. Our Audit Committee reviewed and approved or ratified each of the following 2016 related party transactions:

Andrew H. Tisch, James S. Tisch and Jonathan M. Tisch, the members of our Office of the President, and members of their families have chartered our aircraft for personal travel from time to time. For the use of our owned aircraft, charters are done through an unaffiliated management company and the charterer pays us a fixed hourly rate plus a fuel surcharge which equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us a rate which closely approximates our incremental cost. The total amount reimbursed or paid to us in 2016 in connection with the foregoing was $1,431,320.

Joan H. Tisch, mother of Jonathan M. Tisch, a member of the Company’s Office of the President, leases an apartment at the Loews Regency New York Hotel pursuant to a lease which was approved by our Audit Committee in 2001. The lease became effective upon the death of her late husband, Preston R. Tisch, our former Co-Chairman of the Board, in late 2005. The rent is set forth in the lease and adjusts upward each year by an amount equal to the increase in the consumer price index during the prior year. Mrs. Tisch separately pays rent for another room at the hotel in an amount that was determined based on an analysis of market rates for comparable extended stay rentals at the hotel. Mrs. Tisch paid the hotel an aggregate of $898,288 for these rentals in 2016.

Alexander Tisch, son of Andrew H. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $925,000 in 2016 and participated in benefit programs available to salaried employees generally. In February 2016, he was granted 6,000 restricted stock units under our 2016 ICP.

Benjamin Tisch, son of James S. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $925,000 for 2016 and participated in benefit programs available to salaried employees generally. In February 2016, he was granted 6,000 restricted stock units under our 2016 ICP.

Lacey Tisch, daughter of Andrew H. Tisch, was employed as a Director of Brand Marketing for Loews Hotels during 2016. Ms. Tisch, an at-will employee, earned compensation of $104,421 in 2016 and participated in benefit programs available to salaried employees generally.  Ms. Tisch is no longer employed by Loews Hotels.

Also during 2016 the Company provided members of the Tisch family with general office services and security services for which the Company was reimbursed an amount that management believes to be a reasonable estimate of the value of such services. The total reimbursement for these services in 2016 was less than $70,000.

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 2)

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders with an annual advisory vote to approve Named Executive Officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed under the heading “Executive Compensation” beginning on page 14 of this Proxy Statement.

The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve the Company’s objectives and create shareholder value. Our executive compensation programs and objectives are described in detail under the heading “Compensation Discussion and Analysis” and the level of compensation paid to our Named Executive Officers during the last three years is set out in the Summary Compensation Table and related information above. Our Compensation Committee believes that our executive compensation program is effective in achieving our objectives.

This advisory vote to approve Named Executive Officer compensation is not binding on our Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, our Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed under the heading Executive Compensation in the Proxy Statement for the 2017 Annual Meeting of Shareholders.”

ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal No. 3)

As required by the Exchange Act and pursuant to the Dodd-Frank Act, we are providing to our shareholders the opportunity to indicate how frequently the Company should seek future advisory say-on-pay votes on the compensation of our Named Executive Officers. Under this proposal, shareholders may indicate whether they would prefer that the advisory say-on-pay vote on the compensation of the Company’s Named Executive Officers occur every one, two or three years. Shareholders may also abstain from voting on this proposal. At our 2011 annual meeting of shareholders, our shareholders approved holding an advisory vote on the compensation of our Named Executive Officers annually.

The Compensation Committee and the Board believe that an annual advisory vote on executive compensation is the best approach because it allows the shareholders to provide direct input on the Company’s compensation policies and programs consistent with our annual reporting of executive compensation. This advisory vote, although not binding on the Board, will be taken into account by the Board when determining the frequency of holding future advisory say-on-pay votes.

Accordingly, the Board recommends a vote to conduct an advisory say-on-pay shareholder vote every year.

RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
(Proposal No. 4)

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements, and the audit fee negotiations associated with such retention. Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2017. The Audit Committee regularly evaluates the performance the Company’s independent auditors to determine if it is engaging the firm that is best positioned to serve the Company and its shareholders, and periodically considers whether, in order to assure continuing auditor independence, the Company should rotate its independent external audit firm.  In conjunction with the mandated rotation of the independent auditors’ lead engagement partner, the Audit Committee and its Chairman participate in the selection of each new lead engagement partner.  The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

Although it is not required to do so, our Board wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2016 and 2015, by category as described in the notes to the table.

	2016	2015
	(in thousands)

Audit Fees (1)	$17,497	$17,687
Audit Related Fees (2)	1,089	742
Tax Fees (3)	147	144
All Other Fees (4)	5	40

Total	$18,738	$18,613

(1)  Includes the aggregate fees and expenses for the audit of our and our subsidiaries’ annual financial statements and internal control over financial reporting, statutory filings and the reviews of our and their quarterly financial statements.

(2)  Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our and our subsidiaries’ financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters and the audit of employee benefit plans.

(3)  Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4)  Includes the aggregate fees and expenses for products and services, other than those services described above.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or the Chairman of our Audit Committee to the extent the Audit Committee has delegated such pre-approval authority to the Chairman. Our Audit Committee, or the Chairman of our Audit Committee pursuant to such delegated authority, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore, Boardwalk Pipeline and their respective subsidiaries, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

Our Board recommends a vote FOR Proposal No. 4.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed as proxies.

We will bear all costs in connection with the solicitation of proxies for the Annual Meeting. We intend to request brokerage houses, custodians, nominees and others who hold our Common Stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses in connection therewith. We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,500. In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile, over the Internet, by e-mail or by other electronic transmission.

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Loews Corporation, Attn: Corporate Secretary, 667 Madison Avenue, New York, New York 10065-8087 or at (212) 521-2000. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 9, 2017

This Proxy Statement, our 2016 Annual Report including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2017 and the proxy card are available at www.loews.com/reports.

Communications with Us by Shareholders and Others

If you or any other interested party wishes to communicate directly with our Lead Director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed unless the Corporate Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board as a nominee for election as a director, you should do so by writing to our Corporate Secretary. Your recommendation should include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company and the candidate’s signed consent to serve as a director, if elected. Our Nominating and Governance Committee requests that we receive any recommendations for director nominees for our 2018 annual meeting of shareholders no later than October 1, 2017.

If you wish to nominate an individual for election as a director at our 2018 annual meeting of shareholders, you must provide notice of your intention to do so by writing to our Corporate Secretary. Your notice must provide certain information as set forth in our by-laws and the candidate’s signed consent to serve as a director, if elected. We must receive your notice, together with such required information, no earlier than January 9, and no later than February 8, 2018.

If you wish to submit a proposal under Rule 14a-8 for our 2018 annual meeting of shareholders, it must be received by us not later than November 29, 2017 in order to be included in our proxy materials.  If you intend to present a proposal at our 2018 annual meeting of shareholders without the inclusion of the proposal in our proxy materials, and written notice of the proposal is not received by us on or before February 12, 2018, proxies solicited by the Board for the 2018 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting. All such proposals should be addressed to our Corporate Secretary.

If you wish to obtain directions to our Annual Meeting, you may do so by writing to our Corporate Secretary.

You should address all communications directed to our Corporate Secretary regarding the matters discussed in this Proxy Statement to Loews Corporation, 667 Madison Avenue, New York, New York 10065-8087, Attention: Marc A. Alpert, Corporate Secretary.

By order of the Board of Directors,

Marc A. Alpert
Senior Vice President, General Counsel
and Secretary

Dated:	March 29, 2017

PLEASE SUBMIT YOUR PROXY
TO VOTE YOUR SHARES PROMPTLY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

LOEWS CORPORATION
667 MADISON AVENUE	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
NEW YORK, NY 10065-8087 ATTN: INVESTOR RELATIONS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E18336-P85344	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LOEWS CORPORATION
The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors	For	Against	Abstain

	1a. Lawrence S. Bacow	☐	☐	☐

	1b. Ann E. Berman	☐	☐	☐

	1c. Joseph L. Bower	☐	☐	☐
							For	Against	Abstain
	1d. Charles D. Davidson	☐	☐	☐	2.	Approve, on an advisory basis, executive compensation	☐	☐	☐

	1e. Charles M. Diker	☐	☐	☐	The Board of Directors recommends you vote 1 year on	1 Year	2 Years	3 Years	Abstain
the following proposal:
	1f. Jacob A. Frenkel	☐	☐	☐
					3.	Recommend, on an advisory basis, the frequency of ☐	☐	☐	☐
	1g. Paul J. Fribourg	☐	☐	☐		future advisory votes on executive compensation

	1h. Walter L. Harris	☐	☐	☐	The Board of Directors recommends you vote FOR the following		For	Against	Abstain
proposal:
	1i. Philip A. Laskawy	☐	☐	☐
					4.	Ratify Deloitte & Touche LLP as independent auditors	☐	☐	☐
	1j. Ken Miller	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or
	1k. Andrew H. Tisch	☐	☐	☐	any adjournment or postponement thereof shall be voted by the proxies appointed hereby in their judgment and discretion.
	1l. James S. Tisch	☐	☐	☐

	1m. Jonathan M. Tisch	☐	☐	☐

	1n. Anthony Welters	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Address Changes/Comments: Please provide any address changes or comments to our investor contact by e-mail at IR@loews.com or by phone at 212-521-2788.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Annual Review Letter are available at www.proxyvote.com.

E18337-P85344

LOEWS CORPORATION
Annual Meeting of Shareholders
May 9, 2017 11:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Marc A. Alpert, David B. Edelson and Kenneth I. Siegel, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of LOEWS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M., New York City Time on May 9, 2017, at the Loews Regency New York Hotel, 540 Park Avenue, New York, New York, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side